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                                              FILED PURSUANT TO RULE 424(b)(3)
                                              REGISTRATION NO. 333-13907


                                    PRONET INC.

                 SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 12, 1996

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                 THE DATE OF THIS SUPPLEMENT IS DECEMBER 6, 1996.

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     The following information supplements the Prospectus dated November 12,
1996, of ProNet Inc., a Delaware corporation ("ProNet" or the "Company"), relating to the offering by the Selling Stockholders (the "Selling Stockholders") of up to an aggregate of 1,500,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of ProNet. Unless otherwise defined herein, certain capitalized terms have the meanings ascribed to them in the Prospectus.

                                 SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and relationship, if any, with the Company and (i) the number of shares of Common Stock owned by each Selling Stockholder as of November 11, 1996 (assuming no shares have been sold under this Prospectus as of such date), (ii) the maximum number of shares of Common Stock which may be offered for the account of such Selling Stockholder under the Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholder after the completion of the Offering assuming the sale of all the Common Stock which may be offered hereunder.

                                                                Amount and
                                                Maximum       Percentage of
                                            Number of Shares   Common Stock
                              Shares Owned    Which May be     Owned After
Name of Selling Holder and      Prior to          Sold        the Offering(1)
Relationship to Company         Offering        Hereunder        Amount - %
--------------------------    ------------  ----------------  ---------------
Bay Alarm Company               433,971          433,971            --

William E. Koch                  76,979           76,979            --

John K. LaRue                   386,821          386,821            --

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(1)  Assumes the sale of all shares of Common Stock registered hereunder, although none of the Selling Stockholders are under any obligation known to the Company to sell any shares of Common Stock.

     The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be approximately $54,000.